Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	November 23, 2018

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to Basswood Financial Fund, LP (“BFF”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Financial Long Only Fund, LP (“BLOF”), Basswood Financial Fund, Inc. (“BFF, Inc.”) Basswood Enhanced Long Short Fund, LP (“BELS”) and Basswood Opportunity Partners, LP (“BOP” and, together with BFF, BOF, BLOF, BFF, Inc. and BELS, the “Funds”) and certain separate managed accounts (the “Managed Accounts”), and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. is the general partner of BFF, BOP and BLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BLOF. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds and Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein.

Jonathan D. Brown, a senior analyst at Basswood Capital Management, LLC, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown.
2.	Represents a cross-trade of Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C.
3.	Common Stock held directly by Basswood Financial Fund, Inc.
4.	Common Stock held directly by Basswood Financial Long Only Fund, LP.
5.	Common Stock held directly by Basswood Opportunity Fund, Inc.
6.	Common Stock held directly by Basswood Opportunity Partners, LP
7.	Common Stock held directly by Basswood Financial Fund, LP
8.	Common Stock held directly by Basswood Enhanced Long Short Fund, L.P.
9.	Common Stock held directly by Jonathan D. Brown.

Remarks: